ALR Technologies Inc. Moves to Singapore

The Island Republic is a Major Research
and Development Center for Global Healthcare Industries

Singapore, June 1, 2021: ALR Technologies Inc. ("ALRT" or the "Company") (OTC:QB - ALRT) announced today that it is taking steps to redomicile the Company to Singapore. As part of the process, the Company intends to affect a share exchange plan of merger under the laws of Nevada and Singapore in which shareholders will exchange their shares of the Company for shares in a Singapore entity, on a one-for-one basis, with the Singapore entity becoming the parent company. The transaction will be subject to shareholder approval and approval of the relevant corporate and securities regulatory authorities in both jurisdictions where required. The new parent company will be filing a registration statement with the United States Securities and Exchange Commission with respect to the new shares to be issued, and application will be made with the OTC Markets Group to trade its shares on the OTC:QB. Listing on exchanges in the southeast Asian region are being evaluated and considered. The Company expects the redomiciling to be completed in Q3 2021.

Sidney Chan, CEO of ALRT said,"While we remain committed to our U.S. initiatives, redomiciling to Singapore will put ALRT in the heartbeat of the global diabetes market. We will be better positioned to bring improved patient care at an affordable price in the 10 ASEAN (Association of Southeast Asian Nations) countries and China, and also India. Together these countries equate to more than 60% of worldwide diabetics."

Since October 2020, ALRT has intensified its efforts in ASEAN markets, including:

- Partnering with Diabetes Singapore (a member of International Diabetes Federation) for outreach to both patients and healthcare professionals (such as those in Primary Care Network – a Singapore Ministry of Health's initiative to provide holistic and multi-disciplinary care for chronic diseases);

- Collaborating with Association of Muslim Professionals (AMP Singapore, a non-government organization) to better manage diabetes in the Singapore Muslim community;

- Marketing to retirees in the Singapore Armed Forces and other senior citizen groups to promote awareness of and facilitate diabetes management;

- Conducting a clinical trial with a leading Singapore hospital to build credential for ALRT's Diabetes Solution, with encouraging preliminary results to date; and

- Engaging with communities to expand telehealth management for patients to share updates on health status with those they authorize and choose to view the information, locally and globally.

Given the multi-cultural character of Singapore in diabetes management, ALRT has also started:

- Supporting Traditional Chinese Medicine (TCM) to complement existing therapies; and

- Evaluating the efficacy in diabetes management of Ayurveda, a natural system of herbal medicine that originated in India more than 3,000 years ago.

These initiatives hold strategic significance because:

- Whether at home and within their respective diaspora, TCM and Ayurveda are part of the Chinese and Indian social fabric to help manage chronic diseases.

- China and India have over 200 million diabetes patients, representing more than 40% of the global diabetes population.

With the fight against diabetes being a national priority in Singapore, ALRT believes that opportunities exist for the Company to generate increased value for ALRT shareholders with fresh perspectives in telehealth management and to accelerate the Company's planned international expansion for diabetes care.

About ALR Technologies Inc.
ALR Technologies is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program adheres to established clinical practice guidelines and tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies Inc. can be found at www.alrt.com.

Contact: Ken Robulak (U.S.): +1 (727) 736-3838, Anthony Ngai (Singapore): +65 3129 2924 email: info@alrt.com